                                                                      EXHIBIT 11

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              YEAR ENDED MARCH 31,
                                                              --------------------
                                                                2001       2002
                                                              --------   ---------
BASIC COMPUTATION
Net loss....................................................  $(7,671)   $(22,298)
                                                              =======    ========
Weighted average shares outstanding.........................   21,472      22,286
                                                              =======    ========
Net loss per common share...................................  $ (0.36)   $  (1.00)

DILUTED COMPUTATION
Weighted average shares.....................................   21,472      22,286
Effect of dilutive securities:
  Employee stock options....................................       --          --
  Warrants..................................................       --          --
                                                              -------    --------
Diluted shares..............................................   21,472      22,286
                                                              =======    ========
Net loss per common share...................................  $ (0.36)   $  (1.00)